Exhibit 2.48

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE,

DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE

OF AMENDMENT OF “METATRON APPS, INC.”, FILED IN THIS OFFICE ON THE SIXTH DAY

OF DECEMBER, A.D. 2021, AT 5:51 O`CLOCK P.M.

3318552 8100	Authentication: 204912796
SR# 20213994576	Date: 12-08-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

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CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION OF

METATRON APPS, INC.

Metatron Apps, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

This Certificate of Amendment (the "Certificate of Amendment") amends the provisions of the Corporation's Certificate of Incorporation, as amended (the "Certificate of incorporation").

1. Article FOURTH of the Certificate of Incorporation is hereby amended by deleting it in its entirety and substituting therefor:

"FOURTH. The Corporation shall be authorized to issue a total of 15,006,000,000 shares, consisting of (a) 15,000,000,000 shares of Common Stock, par value $0.00001 per share ("Common Stock"), and (b)6,000,000 shares of preferred stock, par value $0.00001 per share, (i) 100 shares have been designated as Series A Preferred Stock, par value $0.00001 per share, (ii) 2,000,000 shares have been designated as Series B Preferred Stock, par value $0.00001, and (iii) 3,999,900 shares shall be undesignated, "Blank Check Preferred Stock," par value $0.00001 per share. The Blank Check Preferred Stock may be issued from time to time and in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the rights, powers, preferences, and restrictions granted to or imposed upon any wholly unissued series of Blank Check Preferred Stock and, within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock to increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) the number of shares of such series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock. In the event that the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status that such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock subject to the requirements of applicable law."

3.             All other provisions of the Certificate of incorporation remain unchanged.

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:51PM12/06/2021
FILED 05:51 PM 12/06/2021
SR 20213994576 - File Number 3318552

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This Certificate of Amendment to the Certificate of Incorporation was approved by written consent of the Board of Directors and the stockholders of the Corporation effective November 22, 2021, for accounting purposes only, pursuant to the requirements of Sections 228 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be duly executed by its authorized officer as of the 8th day of December 2021.

METATRON APPS, INC.

By:	/s/ Ralph Riehl
Name: Ralph Riehl Title: President and Chief Executive Officer

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